*** Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4)
And 240.24b-2
Exhibit 10.101
SUPPLY AGREEMENT
FOR PANTHER INSTRUMENT SYSTEM
     This Supply Agreement shall be effective on the last date of execution hereof (the “Effective Date”) and is made and entered into by and between Gen-Probe Incorporated, (Gen-Probe) a corporation of the State of Delaware, USA, located at 10210 Genetic Center Drive, San Diego, California 92121-4362 and STRATEC Biomedical Systems AG (“STRATEC”), having its principal place of business at Gewerbestrasse 37, D-75217 Birkenfeld-Graefenhausen, Germany.
     WHEREAS, Gen-Probe is engaged in the business of designing, developing, and marketing nucleic acid diagnostic products.
     WHEREAS, STRATEC is engaged and has expertise and experience in consulting for and the design, development, and manufacture of In Vitro Diagnostic analytical systems and components therefore.
     WHEREAS, Gen-Probe and STRATEC have signed a Development Agreement for the design and develop of the Panther diagnostic instrument for Gen-Probe, effective simultaneously with this Supply Agreement (hereafter “the Development Agreement”).
     WHEREAS, Gen-Probe has requested that STRATEC manufacture and supply the Panther instrument following the successful completion of the activities to be undertaken in the scope of the Development Agreement on the terms and the conditions set forth herein.

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     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein set forth, the Parties hereto agree as follows:

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ARTICLE 1
DEFINITIONS
1.1 Affiliate – As used herein, “Affiliate” shall mean an incorporated or unincorporated entity, wherever organized, which controls, is controlled by or is under common control with Gen-Probe or STRATEC. Control means the direct or indirect legal, equitable or factual power to select a majority of the members of, or otherwise to direct the decisions made by, the directors or other governing authorities of an organization (determined without regard to events of default of fiduciary obligations which might limit or restrict exercise of such power).
1.2 Business Hours – As used herein, “Business Hours” shall mean the time between 9.00 a.m. and 5.00 p.m. GMT+1 on any work day defined as such in the state of Baden-Wuerttemberg of the Federal Republic of Germany.
1.3 Change Control – As used herein, “Change Control” shall mean a secure mechanism that is used to track and document versions of hardware, software, and documentation, which incorporate mutually agreed upon changes to the previous configuration.
1.4 Currency – All currency amounts set forth in this Agreement are stated in United States Dollars (US$) and all amounts due hereunder shall be calculated in US$, it being the intention of the parties that all benefit or detriment due to changes in currency exchange rates following the Effective Date shall be borne by STRATEC. Non-payable amounts referred to hereunder may be specified in EUROs.
1.4 Customer – As used herein, “Customer” means any person, corporation, company, association, partnership, governmental or other legal entity that is the final purchaser of a Product, and whose use of a Product results in the Product’s consumption, destruction or loss of activity. Customer shall not include any authorized distributor, sub-distributor or any other person, corporation, company, association, partnership, governmental or other legal entity under a like arrangement.

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1.5 FDA – As used herein, “FDA” means the United States Food and Drug Administration, or any successor agency, and any applicable non-US equivalent thereof.
1.6 GMP – As used herein, “GMP” means current good manufacturing practices, including without limitation the FDA’s Quality System Regulations pursuant to Title 21 of the United States Code of Federal Regulations, Part 820, as applicable to the manufacture of a Class 2 medical instrument to gain 510(k) approval by the FDA.
1.7 Instrument Software – As used herein, “Instrument Software” means the programs to interact with the computer hardware to control and operate the Product, consisting of but not limited to (i) instrument control software (ii) service software, and (iii) data management software.
1.8 Panther – As used herein, “Panther” means a low to mid volume molecular diagnostic instrument designed to process a comprehensive menu of assays sold by Gen-Probe, to be designed and developed by STRATEC in accordance with the Development Agreement.
1.9 Product – As used herein, “Product” means, individually and collectively, Panther Production Instruments as well as the associated consumables, accessories, Instrument Software, supplies and spare parts. Products shall be marketed by Gen-Probe under its own trade names and trademarks, Whenever “Product” is referred to hereunder with economical implications to either Party, Parties agree that the term “Product” shall be understood in the following order beginning with: software – parts of assemblies – sub-assemblies – assemblies – instrument – system.
1.10 Product Specifications – As used herein, “Product Specifications” means the specifications for each of the Products, including such exterior colors, trade names, trademarks and other markings as Gen-Probe shall request, and performance specifications to be used for testing the Products delivered hereunder, all as set forth in the Product Requirements Document (PRD) attached as Exhibit B-1 to the Development Agreement (and as it may be subsequently revised in accordance with the Development Agreement).
1.11 Project Parameters –As used herein, “Project Parameters” shall mean: (a) the Product Requirements Document (PRD) Specifications; (b) the Product Specification Document

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(“PSD”); and (c) the project planning documents, including the Project Schedule, containing a list of project milestones and the dates of completion for those milestones. The preliminary Project Parameters, as they exist as of the Effective Date, are attached to the Development Agreement as Exhibit B. The revised Project Parameters will be established during Phase 1 of the development project and are subject to further revision after Phase 1 in accordance with the terms of Section 2.3(c) of the Development Agreement.
1.12 Production Instrument – As used herein, “Production Instrument” means a Panther instrument manufactured by STRATEC using series-level manufacturing techniques, following successful completion of the parties’ activities under the Development Agreement and Gen-Probe’s validation of the Instrument design during the performance of the Development Agreement, in accordance with the PRD.
1.13 Reliability Requirements – As used herein, “Reliability Requirements” shall mean the document attached as Exhibit C, approved by both Parties, setting forth the reliability requirements necessary to meet the Product Requirements Document. After the Effective Date, the Reliability Requirements shall not be modified without each party’s specific written consent.
1.14 Territory – As used herein, “Territory” means worldwide.
1.15 Term – As used herein, “Term” or “Term of this Agreement” means the period of effectiveness of this Agreement, which shall commence on the Effective Date and end on the date ten (10) years after the Effective Date, unless extended or terminated earlier as set forth in Article 12.
ARTICLE 2
PRODUCTION AND SUPPLY
2.1 Production and Supply – During the Term of this Agreement, STRATEC agrees to make and sell and deliver to Gen-Probe, for resale and/or placement throughout the Territory, Products meeting the Product Specifications, under the terms and conditions set forth herein.

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STRATEC’s shall not sell Panther Instruments to any party other than Gen-Probe. Gen-Probe shall have the exclusive right, both during the Term and after the expiration or earlier termination of this Agreement, to market and sell the Products purchased hereunder from STRATEC and to repair and service, or have repaired and serviced, all such Products. Subject to the rights and obligations of the parties under Section 5.10 and Article 12 of this Agreement, Gen-Probe agrees to buy exclusively from STRATEC during the initial Term of this Agreement a minimum quantity of [***] units of the Production Instrument following CE-marking of the Panther Instrument and [***] units of the Production Instrument following U.S. FDA 510(k) clearance of the Panther Instrument. Upon successful completion of the parties’ activities under the Development Agreement, Gen-Probe shall use its best commercial efforts to obtain CE-marking and FDA approval for the Panther instrument and STRATEC shall reasonably cooperate with Gen-Probe in connection with such efforts. (Gen-Probe’s obligation as described in the two preceding sentences is hereafter referred to as the “Minimum Aggregate Purchase Commitment”). Beginning with the first full calendar year of supply of Production Instruments, following CE-marking of the Panther Instrument the total number of instruments to be taken in each calendar year of the Initial Term shall not be less than [***] Production Instruments. Beginning with the first full calendar year of supply of Production Instruments following U.S. FDA 510(k) clearance, the total number of instruments to be taken in each calendar year of the Initial Term shall not be less than [***] Production Instruments. (Gen-Probe’s annual purchase obligations are collectively referred to as the “Minimum Annual Purchase Commitment.”)
ARTICLE 3
REGULATORY MATTERS AND PRODUCT CERTIFICATIONS
3.1 Regulatory Approval – Gen-Probe may, at its option, seek regulatory approvals or effect registrations necessary in order to sell the Products in the Territory, and may maintain such approvals and registrations, as necessary, throughout the Term. Gen-Probe shall bear all costs in connection with obtaining and maintaining any such approvals or registrations. STRATEC shall support Gen-Probe’s effort to obtain such approvals or effect such registrations by supplying to Gen-Probe all information required of Gen-Probe for the preparation of submissions (including Form 510k) to the FDA and/or other applicable
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regulatory agencies and by providing consultations through knowledgeable technical representatives upon Gen-Probe’s reasonable request.
3.2 Regulatory Compliance – STRATEC warrants that at all times during the Term of this Agreement, STRATEC will manufacture the Production Instruments in accordance with each and every applicable requirement of the: (a) Federal Food, Drug and Cosmetics Act, as amended, including without limitation, the then current Quality Systems Regulations (“QSR”) as established by the United States Food and Drug Administration in accordance with cGMPs covering devices regulated by each FDA Center governing the intended use of the Instrument, i.e., blood screening and diagnostic testing; (b) applicable standards of the Underwriters Laboratories or CSA; (c) international electrical safety approval, meeting the EN 61010-1:2001 Medical Electrical Equipment Standards; and (e) European CE Standards (IVDD 98/72/EC). Should Product modifications or modifications to STRATEC’s production environment be required in order to maintain such compliance, and, if applicable, to obtain and maintain any required certifications by independent third party certification authorities STRATEC will pay the expenses incurred by STRATEC up to an aggregate amount of [***]. Aggregate costs relating to Product modifications required in order to maintain such compliance in accordance with STRATEC’s Change Control process exceeding the amount of [***] shall be borne by Gen-Probe. STRATEC shall provide immediate notice to Gen-Probe of any issue known to STRATEC and reasonably believed to require regulatory attention on either STRATEC’s or Gen-Probe’s part.
3.3 Corrective Action – If any Product corrective action is required in order to bring a Product into compliance with the regulatory and certification requirements referred to in Section 3.2 hereof or the relevant applicable laws or regulations, provided that Gen-Probe has first consulted with STRATEC to determine the most appropriate Product corrective action and the corresponding costs under the particular circumstances, STRATEC shall be responsible for providing to Gen-Probe at STRATEC’s expense all parts, Instrument Software and components required to be replaced as part of a Product or field corrective action or recall. Gen-Probe shall, at its own expense, be responsible for arranging all labor, transport, travel and any other expenses necessary to replace such parts, Instrument Software and components. Each party shall notify the other party promptly in writing if it becomes aware of any defect or condition
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which may render any Product in violation of such regulatory and certification requirements or any applicable law or regulation.
3.4 Necessary Changes – STRATEC will make necessary changes to obtain and will obtain registrations and approvals from standards organizations as specified in the Product Design Requirements document, but not later than the first commercial delivery of Product to Gen-Probe.
3.5 Complaints – Each party will promptly provide to the other copies of all significant consumer complaints received by such party that are relevant to the performance, reliability or safety of the Products or any other product STRATEC sells containing substantially identical parts. STRATEC and Gen-Probe will cooperate in investigating such complaints in accordance with FDA regulations, applicable international standards, and Quality Control and Test Procedures to be mutually agreed by the parties in the course of performance of the Development Agreement. The parties will negotiate reasonably and in good faith to adopt mutually-agreed procedures for handling complaints and instrument performance issues. Gen-Probe’s Complaint Handling SOP’s are attached for reference as Exhibit A. In connection with the adoption of such mutually-agreed procedures for handling complaints and instrument performance issues, Gen-Probe will reasonably consider including the use of STRATEC’s web-based complaint handling tool for notification of any other matter affecting the Products or any other product STRATEC sells containing substantially identical parts that may reasonably (i) be construed as a safety or performance problem, (ii) cause any FDA or similar governmental action, or (iii) adversely affect Gen-Probe’s marketing of the Products. STRATEC will confirm receipt of any such complaint within 12 Business Hours and will respond within a maximum of five (5) working days from receipt of Gen-Probe’s advice of a complaint.
3.6 Product Recall – Gen-Probe shall be solely responsible for filing Field Alerts and initiating Product recalls. Both parties shall cooperate in the handling and disposition of such recall, market withdrawal or correction. In the event of disagreement, Gen-Probe shall have the final authority with respect to product recall, market withdrawal or correction, provided that STRATEC shall in no event be restricted from fulfilling its legal and regulatory

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obligations as a result of its determination of a product problem requiring recall. In the event of a recall, or any products corrective action that would meet the criteria contained in the FDA Medical Device Recall Authority Provisions as set forth in 21 Code of Federal Regulations Part 810, Gen-Probe shall promptly notify STRATEC thereof in accordance with STRATEC’s recall process to enable STRATEC to consider any corrective actions.
3.7 Retention of Technical Documentation – STRATEC shall, at no additional charge, prepare and retain for a period of five (5) years after the last Product has been manufactured and delivered to Gen-Probe under this Agreement complete and accurate technical documentation, product declarations and certifications and other reports and records relating to each of the Products, including, without limitation, design verification reports, design test reports, device master records, device history records (in electronic, unalterable format not including electronic signature) and such other documentation and records as may be required by the FDA or any other U.S or non-U.S. governmental regulatory agency. STRATEC shall make all such documentation and records available to the FDA or any other U.S or non-U.S. governmental regulatory agency for inspection and copying upon request. STRATEC shall promptly notify Gen-Probe of any such audit request. At the end of the retention period and subject to payment in full of all STRATEC invoices, STRATEC shall send all such records to Gen-Probe upon Gen-Probe’s request and expense, after notice from STRATEC.
ARTICLE 4
MANUFACTURING, LABELING, AND PRODUCT LITERATURE
4.1 Change Control – STRATEC shall maintain a change control process that meets the requirements of the Center for Biologics Evaluation and Research of the FDA for all services performed by STRATEC under this Agreement. (This process shall include a requirement for prior approval by Gen-Probe of those changes or improvements to the Instrument that require Gen-Probe to be notified pursuant to STRATEC’s Change Control procedure.) STRATEC shall not modify any of the Products to be delivered to Gen-Probe hereunder, or the corresponding Product Specifications, manufacturing processes, quality control procedures relating directly to the manufacturing of the Panther, labeling, artwork or color standards relating to such Products, except in accordance with the mutually agreed Change Control

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procedure. STRATEC shall use its established change management procedure ECR/ECN/TB in order to process such modifications in its system. Unless requested otherwise by any of the Parties hereto requests for approval of modifications shall be submitted to Gen-Probe at least ninety (90) days prior to the proposed implementation date. Any price adjustment resulting from a Product modification or substitution for non-available components shall be negotiated in good faith by the parties.
4.2 Alteration of Product, Assay Protocol and/or Chemistry – Any alteration or modification by Gen-Probe of any Product, assay protocol and/or the related chemistry, including equipment and/or software, and in case of alterations of Product, without the prior written consent of STRATEC, which shall not be unreasonably withheld, shall relieve STRATEC of its warranty and reliability obligations to the extent such alteration or modification negatively affects instrument performance or reliability. Should STRATEC not accomplish sufficient quality control prior to shipment of the Product, Gen-Probe may make necessary adjustments and/or amelioration for compliance of the Product operating performance and any such adjustment and/or amelioration shall not be interpreted as being an alteration or modification within this Section.
4.3 Acceptance Test Procedure – The quality control and testing procedure (“Acceptance Test Procedure” or “ATP”) to be utilized by STRATEC in testing for final product release and by Gen-Probe for incoming inspection, respectively, shall be finalized in the course of performance of the Development Agreement. Before STRATEC ships any Production Instrument, STRATEC shall confirm that each such Production Instrument has passed the requirements of the applicable acceptance criteria. Gen-Probe shall have the right to be present for any such Production Instrument testing. STRATEC’s good-faith confirmation that a Production Instrument has passed the requirements of the ATP shall be considered acceptance of such Production Instrument by Gen-Probe for purposes of this Agreement. Thereafter, any claims respecting such Production Instruments shall be pursuant to STRATEC’s warranties as set forth herein.
4.4 Quality Assurance – STRATEC shall ensure that its design process (at the time of development of the Product) and its manufacturing facility shall be in compliance with the

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applicable United States’ Quality System Regulations (“QSRs”) and the applicable International Standards Organization (“ISO”) requirements and STRATEC and Gen-Probe shall co-operate in meeting requirements and the guidelines published by the FDA, ISO and other U.S. and non-U.S. governmental regulatory agencies. STRATEC and Gen-Probe shall use their best efforts to answer specific questions relating to quality assurance as soon as possible upon either company’s receipt of such questions.
4.5 Modifications – During the Term, Gen-Probe may at any time, in accordance with the mutually agreed Change Control procedure, at the expense of Gen-Probe and from time to time request modifications in the Products or the Product Specifications, quality control procedures, labeling, packaging, artwork or color standards relating to the Products, and STRATEC shall implement such modifications, if they comply with applicable laws, regulations and standards as set forth herein, and if they are technically feasible.
4.6 Product Labeling – All Products shall be marked by STRATEC with labels in compliance with applicable laws and regulations. Gen-Probe shall supply instrument labeling artwork or graphics, at Gen-Probe’s expense, to STRATEC from time to time as necessary to enable STRATEC to have instrument labeling prepared to Gen-Probe’s specifications for application to or use with the Products.
4.7 Documentation – STRATEC shall furnish Gen-Probe with a draft of documentation in English in electronic format necessary or useful for installation, use and repair of Products. This includes, but is not limited to, STRATEC’s software, diagnostic and test programs required for performance and specification compliance. Gen-Probe shall have the right to make derivative works from STRATEC’s documentation and reproduce and distribute the documentation and manual to be shipped with the Production Instrument.
4.8 Copyright – Gen-Probe shall have the right to affix a copyright notice in Gen-Probe’s name on all documentation prepared by Gen-Probe and take such action as Gen-Probe deems appropriate to enforce Gen-Probe’s rights under copyright laws with respect to such documentation thereof.

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4.9 Manufacturing Inspection – Gen-Probe shall have the right, upon reasonable prior notice, to inspect all phases of the Instrument manufacturing activities, during normal business hours, in order to verify STRATEC’s compliance with production specifications and regulatory standards. STRATEC agrees to give Gen-Probe access, during normal working hours and upon reasonable prior notice, to such records as are reasonably necessary to confirm STRATEC’s compliance with its manufacturing obligations hereunder including quality control records, test records, manufacturing records and design records, and to permit Gen-Probe to review and copy such records. All such records shall be held by Gen-Probe in accordance with the terms of the confidentiality provisions of Article 11.
4.10 Gen-Probe Representative On-Site – Gen-Probe, at its own cost and expense, shall have the right to have a reasonable number of its own employees on location at STRATEC’s facilities from time-to-time, at Gen-Probe’s election, to interact with the STRATEC personnel involved in the performance of STRATEC’s obligations under this Agreement. STRATEC shall cooperate with such Gen-Probe personnel and provide them with reasonable working access to STRATEC’s work performed under this Agreement, including without limitation to production work areas and facilities. STRATEC shall not be liable for any injury to or death of Gen-Probe’s employees, or damage to, or loss of such employees’ property, unless such injury, death, damage or loss to property is attributable to STRATEC’s gross negligence. Gen-Probe shall at all times remain responsible for the acts and omissions of its employees.
ARTICLE 5
FORECASTS, ORDERS AND DELIVERIES
5.1 Rolling Forecast – No later than one hundred eighty (180) days prior to the intended supply of the first Production Instrument, Gen-Probe shall provide STRATEC with Gen-Probe’s initial forecast for the twelve (12) month period commencing with the intended supply of the first Production Instrument. During the first two working days of each calendar quarter following the submission of the initial forecast, such quarter to begin on the first day of January, April, July and October, Gen-Probe shall provide STRATEC with a regular rolling forecast for the 12 month period following the quarter in which the regular rolling forecast is submitted. Each forecast shall include the anticipated number of Production Instruments and

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the desired delivery dates. Gen-Probe agrees that such forecasts shall be prepared in good faith in order to facilitate STRATEC’s timely manufacture according to the terms of this Agreement. The number of Production Instruments included in the first quarter of each regular rolling forecast shall be deemed to have been ordered by Gen-Probe on a binding basis (firm purchase order). The number of Production Instruments included in the second quarter of each regular rolling forecast shall be deemed to be a commitment to order at –50%/+50% of those Production Instruments (by including them in the first quarter of the next rolling forecast). The number of Production Instruments included in the third and fourth quarter of each regular rolling forecast shall be non-binding on either party and will be provided for planning purposes only.
5.2 STRATEC Production Capacity – STRATEC shall use its best efforts to meet the production schedule set forth in Gen-Probe’s forecasts. STRATEC shall take all actions necessary to develop, not later than the date it ships the first Validation Instrument pursuant to the Development Agreement, the capacity to produce no less than twenty-five (25) Production Instruments per month. Upon reasonable inquiry by Gen-Probe, STRATEC shall advise Gen-Probe about the status of its production capacity.
5.3 Purchase Orders – Contemporaneous with each forecast, Gen-Probe shall provide STRATEC a purchase order reflecting its binding commitment, consistent with its Forecasts under Section 5.1, for delivery of Products in the first quarter of such forecast. Such orders shall indicate the quantity of Products to be delivered and the requested delivery. STRATEC shall confirm, in a writing delivered by facsimile transmission or electronic mail to Gen-Probe, receipt of each purchase order within five (5) business days of receipt. Within two weeks of STRATEC’s receipt of each of Gen-Probe’s purchase orders, STRATEC shall inform Gen-Probe whether STRATEC can meet the proposed delivery schedule set forth in the purchase order. If STRATEC informs Gen-Probe that it is unable to meet such delivery schedule, then the purchase order shall not be binding on either party and STRATEC shall make a counterproposal to Gen-Probe setting forth a delivery schedule, which schedule shall be binding upon the parties if accepted by Gen-Probe.
5.4 Inventory – Based upon Gen-Probe’s purchase orders for Production Instruments,

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STRATEC shall order and maintain sufficient quantities of all materials required for the timely manufacture and supply of Production Instruments ordered by Gen-Probe under such purchase orders.
5.5 Additional Purchase Orders – If Gen-Probe desires to enter a bid to a potential Customer which Gen-Probe cannot fill with Products that it has already ordered hereunder, Gen-Probe shall consult with STRATEC regarding such bid, and STRATEC shall notify Gen-Probe as to whether it will be able to deliver such Products within the prescribed time.
5.6 Deliveries – Deliveries of ordered Products shall be made to Gen-Probe, or to a third party in accordance with instructions reasonably acceptable to STRATEC, as provided in Section 5.3, and shall be FCA (Free Carrier – INCOTERMS 2000) STRATEC’s plant located at Birkenfeld, Germany, or Neuhausen a.R., Switzerland. STRATEC shall pack each of the Products in a manner suitable for export shipment, shall arrange for shipment of the Products and shall place the Products on a common carrier specified by Gen-Probe for shipment. Gen-Probe shall bear the risk of loss and cost of transportation upon delivery by STRATEC to the carrier. Gen-Probe shall provide STRATEC with the documentation, including but not limited to commercial invoices, required to drop-ship Products to third parties other than Gen-Probe.
5.7 Use of Standard Forms – In ordering and delivery of the Products, the Parties may employ the use of their standard forms, but nothing in those forms shall be construed to modify or amend the terms of this Agreement.
5.8 Return and Replacement of Product – If a return or replacement of a Product is permitted under the terms of this Agreement during the warranty period for such Product, Gen-Probe shall pay all freight charges for such return or replacement to STRATEC, and STRATEC shall pay all freight charges for such return or replacement from STRATEC to Gen-Probe.
5.9 Installation of Product – Installation of the purchased Products with Customers shall be performed by Gen-Probe or its Affiliates or distributors at their expense.

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5.10 C of C – STRATEC shall provide with each shipment a certificate of conformity (C of C) to the effect that such Product has been tested and passed in accordance with a quality assurance specification and procedure to be agreed by the Parties. The test results for such Product shall accompany such certificate.
5.11 Export and Import of Product – Gen-Probe shall be the importer of record on all imports into the U.S. STRATEC represents and warrants that it will conform to all applicable laws and regulations relating to import and export of Products and will supply all necessary information relevant to import of the Products. At Gen-Probe’s request, STRATEC shall supply to Gen-Probe all information reasonably requested by Gen-Probe with respect to the export or import of Products. STRATEC further represents and warrants that it will comply with all hazardous material and dangerous goods regulations (including, without limitation, the U.S. Department of Transportation regulations), of countries and localities relating to the shipment, transit and receipt of goods.
ARTICLE 6
PRICING AND PAYMENT TERMS
6.1 Pricing – The transfer price of the Production Instrument shall be [***] per unit, plus the cost of [***]. The prices at which STRATEC shall sell the other Products to Gen-Probe shall be negotiated reasonably and in good faith by the parties not later than STRATEC delivery of Panther Validation Instruments. STRATEC shall have the right to request, in good faith, adjustments to such prices as a result of documented and significant increases in material and labor costs that cannot be otherwise offset. The parties agree to establish a cost reduction program compliant to the Change Control procedure, governing the acceptance of a reduced instrument transfer price by achievement of cost reductions. The Parties agree that such requests for price adjustments shall occur no more frequently than annually and no such price adjustment shall become effective unless mutually agreed to by Gen-Probe and STRATEC in writing.
6.2 Payment – STRATEC shall invoice Gen-Probe for each Production Instrument upon shipment of the instrument in accordance with this Agreement. All STRATEC invoices shall be paid by Gen-Probe within thirty (30) days of receipt of STRATEC’s invoice.
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6.3 Currency – All amounts payable under this Agreement shall be stipulated, invoiced and paid in US Dollars.
6.4 Taxes — All amounts shown in this agreement are exclusive of any sales, use, excise, customs, value added (“VAT”), goods and services or similar transactional taxes. All such transactional taxes shall be borne by Gen-Probe. STRATEC will use reasonable efforts to notify Gen-Probe in advance when STRATEC concludes that VAT will be charged on a particular type of transaction. Gen-Probe acknowledges that it may owe VAT on Panther Tooling, Panther Prototypes, and Panther Validation Instruments where these items will remain at STRATEC until the end of the development program. Gen-Probe and STRATEC shall reasonably cooperate with each other in lawfully minimizing tax withholdings and payments and in connection with communications with tax authorities about matters related to this Agreement.
ARTICLE 7
TRAINING, SPARES AND SERVICE SUPPORT
7.1 Training – In accordance with the Development Agreement STRATEC shall supply reasonable and timely training to Gen-Probe personnel or its representatives in the design, servicing and operation of the Production Instrument(s). Such training will be provided at no cost to Gen-Probe and take place in one training session at STRATEC’s facility and be restricted to a total five trainees. Such sessions shall be for the purpose of “training the trainer.” Gen-Probe shall be responsible for all travel related expenses incurred by Gen-Probe in connection with this Section 7.1 Gen-Probe may obtain additional training sessions at a cost of one thousand one hundred and twenty-five Dollars (US$ 1,125) per day. Gen-Probe shall consult with and reasonably consider the views of STRATEC with respect to Gen-Probe’s training of Gen-Probe’s field service engineers (“FSE’s”) for the Panther Instrument, including the scope and content of FSE qualification testing.

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7.2 Marketing Support – STRATEC shall provide to Gen-Probe, at no additional cost to Gen-Probe and in response to reasonable requests by Gen-Probe, any materials and information useful in the marketing of the Products, including, but not limited to, advertisements, endorsements, and clinical trial and servicing data that STRATEC then has in its possession.
7.3 Availability of Products – STRATEC agrees to sell to Gen-Probe its requirements of Products at all times during the Term and for five (5) years after the expiration or earlier termination of this Agreement. Such sales shall be at the prices for the Products then in effect and shall be governed by the terms of this Agreement, even though this Agreement may have terminated, subject to any price adjustments that may be agreed to by the parties in accordance with Section 6.1.
7.4 Recommended Spare Parts – STRATEC shall manufacture and supply spare parts for the Production Instruments as required by Gen-Probe, pursuant to Gen-Probe’s purchase orders for such parts, to support Gen-Probe’s United States and overseas field service. STRATEC shall recommend the type and quantity of spare parts it deems advisable for Gen-Probe (“Recommended Spare Parts List” or “RSL”) to maintain in inventory. STRATEC and Gen-Probe shall agree upon an initial spare parts list and an initial price list by the date on which STRATEC ships the final Validation Instrument. Gen-Probe shall provide STRATEC with separate forecasts and binding purchase orders for such spare parts, in accordance with Sections 5.1 and 5.3. STRATEC agrees to use its best commercial efforts to ship spare parts orders generally within thirty (30) days from date of order for routine requests. The parties shall reasonably agree upon acceptance test criteria to be applied by STRATEC prior to shipping spare parts to Gen-Probe. In case of emergency and availability at STRATEC, STRATEC will strive to ship by air within 48 hours of receipt of order, with shipping at Gen-Probe’s expense. An additional handling fee of US$ 150.00 per item shall be charged. STRATEC shall place Gen-Probe’s part numbers on all spare parts purchased hereunder. During the Term of this Agreement and for five (5) years thereafter, STRATEC will give Gen-Probe three (3) months’ notice of any discontinuation of the sale by STRATEC of a spare part (which discontinuation shall only be made in the event (i) of unavailability of such part from the manufacturer, or (ii) that a better part becomes available) and will provide Gen-Probe with the opportunity to make final orders of any such spare part. In addition, STRATEC shall provide Gen-Probe with detailed specifications for any such discontinued spare part to the extent that it has access to such specifications. All such obligations of STRATEC shall survive the termination of this Agreement.

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7.5 STRATEC Warranty Spare Parts – STRATEC shall use reasonable commercial efforts to forecast, purchase, and make available adequate spare parts to perform STRATEC’s warranty obligations with respect to the Products.
7.6 Repair Part Logistics – The parties will use their best efforts to replace defective, faulty, damaged or life-cycled parts, both during and after expiry of any warranty period, by replacing the lowest level component as listed in STRATEC’s structured spare part list (as approved by Gen-Probe, consent not to be unreasonably withheld) that is subject to corrective action. Any Product returned to STRATEC for repair under warranty will, at STRATEC’s sole choice and at no additional material cost to Gen-Probe, be repaired according to a defined repair plan at the revision level effective as of original manufacture or shall be replaced by new, equivalent Product with a revision level released and valid at the time of replacement. Unless specifically requested by Gen-Probe and mutually agreed between the Parties, returned Product which is repaired by STRATEC (and not replaced) will not be upgraded or refurbished to a higher revision level. All Product repaired by STRATEC in order to correct a technical problem identified, both during and after expiry of the warranty period as set forth herein, will be repaired and returned to Gen-Probe as Gen-Probe’s property in accordance with the repair processes to be reasonably agreed upon between the Parties.
7.7 Product Support – Gen-Probe shall provide its Customers in the Territory with installation, service and maintenance for Products at its own expense and responsibility. Gen-Probe shall provide first level (in the specific country in the Territory) and second level service support. STRATEC shall provide during the Term hereof and for three years thereafter third level support (assistance to Gen-Probe for those items or situations that Gen-Probe is unable to render in first and second level support).
7.8 Reliability Data – Gen-Probe and STRATEC shall furnish each other, from time to time, but at least quarterly, with their customary service and reliability data, statistics and analyses relating to failure rates, failure mechanisms and repair time of Products, based on

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each party’s respective experience. Gen-Probe shall consult with and reasonably consider the views of STRATEC with respect to implementation of a process for handling customer service requests. The parties shall consult in good faith and agree upon a process by which STRATEC may obtain access to customer service requests.

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7.9 Retention of Commercial Documentation – STRATEC agrees to keep and maintain accurate books, records and accounts of all transactions relating to its respective purchases, sales and support of the Products and shall retain such books, records and accounts for a period as required by German law.
ARTICLE 8
SOFTWARE
8.1 Software Systems – STRATEC shall cooperate with Gen-Probe to enable Gen-Probe and Gen-Probe shall cooperate with STRATEC to enable STRATEC to understand the following three Instrument Software systems in detail, their functions and their operation: (i) instrument control software (ii) service software, and (iii) data management software.
8.2 Software Translation – STRATEC shall provide, in English, any Instrument Software programs. STRATEC shall provide Gen-Probe with required knowledgeable technical assistance to allow Gen-Probe, at Gen-Probe’s expense, to modify the software programs such that they are capable of being presented in foreign languages (full set of Unicode characters available) of Gen-Probe’s choice for use in the Territory.
8.3 Software Bug Fixing – STRATEC shall provide regular releases of the Instrument Software to Gen-Probe at mutually agreed time intervals, when a sufficient number of “bugs” or problems exist to warrant the release. Gen-Probe shall provide to STRATEC documentation via STRATEC’s web-based complaint handling tool on all identified anomalies and an indication of the degree of urgency to fix the problem. Bugs which meet the criteria as defined in the FDA Medical Device Recall Authority Provisions as set forth in 21 Code of Federal Regulations Part 810 discovered by either party shall be communicated immediately. STRATEC will provide “workarounds” or fixes for such bugs using reasonable best efforts in light of the urgency of same. STRATEC shall take this into consideration in the timing of new releases. STRATEC is to communicate, on a monthly basis, the status of identified “bugs” and the projected correction time and/or if “workarounds” or patches are available. Each release shall include a list of all corrected anomalies in the software and will be tested and its performance proven on the workstation in its latest configuration as released by Gen-Probe.

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With each release STRATEC will supply to Gen-Probe a copy of the software test plan and verification results.
8.4 New Software Releases – From time to time, Gen-Probe may request new versions of software but new versions are to be jointly defined according to the Change Control process by STRATEC and Gen-Probe in a mutually agreeable time frame, but this will be at Gen-Probe’s expense and requires STRATEC’s agreement, which shall not be unreasonably withheld or delayed. Each new version must be accompanied by an updated software specification and installation instructions.
8.5 Major Software Bugs – STRATEC agrees that during the Term hereof and for sixteen (16) months after the sale to Gen-Probe of the last Products, it shall either equip Gen-Probe to, or shall itself respond immediately to, the detection by Gen-Probe of “fatal software flaws”, which are herein agreed to mean major “bugs” or problems in the software which result in the generation of incorrect results. This Section 8.5 shall survive the termination or expiration of this Agreement.
ARTICLE 9
PRODUCT WARRANTY AND REPRESENTATIONS
9.1 Product Warranty – STRATEC hereby represents and warrants to Gen-Probe that the Products sold hereunder will conform to the Product Specifications (as may be modified from time to time in accordance with this Agreement), will be in compliance with all applicable laws and regulations in the EU and USA and will be free from defects in material, workmanship and design. Each Product shall be warranted for eighteen (18) months from the date of shipment from STRATEC to Gen-Probe or for twelve (12) months following installation at Gen-Probe’s Customer location, whichever occurs first. If any Product under warranty is to be repaired at the Customer site, STRATEC shall provide and send the parts to Gen-Probe and Gen-Probe shall provide the labor necessary to perform such repair and invoice STRATEC for the cost of such labor. If any Product under warranty is to be repaired at STRATEC’s manufacturing facility after reasonable attempts by Gen-Probe’s technicians to correct the problem have failed, STRATEC shall pay transportation costs to and from Gen-Probe.

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9.2 STRATEC’s Representations – STRATEC represents and warrants that it is free to enter into this Agreement and to sell the Products as provided herein, that the Products sold hereunder will at the time of shipment be free and clear of liens, encumbrances or defects in title, and that none of the Products (to the extent such Products are not altered or re-labeled by Gen-Probe or its subsidiaries, distributors or the end-users), nor the exercise by Gen-Probe of its rights hereunder or the use of the Products by end users as contemplated hereunder, shall infringe any know-how, patent or other intellectual property right belonging to a third party. STRATEC further warrants that there are no claims or litigation pending or threatened with respect to the Products (except for Gen-Probe trademarks and design) which would adversely affect the marketing of the Products by Gen-Probe. In case of any dispute arising from this section 9.2 Parties agree to use their best effort to reach mutual consensus in resolving such dispute, such efforts to include a minimum of two meetings of the Steering Committee as well as a retention period for any and all further legal action of 90 days following the notice of the event causing such dispute.
9.3 Gen-Probe’s Representations – Gen-Probe represents and warrants that the Products purchased hereunder will generally be placed so as to fulfill the Product’s intended use as defined in the PRD. Gen-Probe shall not be prohibited from selling or placing the instrument for other uses, provided that STRATEC’s warranty and indemnity obligations shall not extend to any other uses of the instrument to the extent such other uses materially and negatively impact reliability of the instrument.
9.4 Reliability – If as a result of a design failure or manufacturing failure, any Production Instrument does not meet the agreed reliability which is a combination of (i) system reliability, (ii) module reliability and (iii) software reliability as defined in the Project Parameters, STRATEC shall, at its own expense, modify the design compliant to the agreed Change Control procedure and indemnify Gen-Probe and its Affiliates from all additional or incremental expenses, costs and damages arising out of or related to the failure of Production Instruments manufactured by or on behalf of STRATEC to comply with the Reliability Requirements. Incremental costs for various levels of reliability will be negotiated to conclusion by the parties in good faith. STRATEC shall provide Gen-Probe with all necessary

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documentation related to such design changes. Gen-Probe shall not unreasonably delay the implementation of such modification of design, If Gen-Probe is not able to release the implementation of such modification within 90 days following the receipt of parts or other necessary material, then STRATEC shall be relieved from its obligation under this section 9.4 for the period until successful implementation of the change. For the sake of clarity and the avoidance of doubt, the parties agree that STRATEC’s obligations hereunder shall only include instrument failures resulting from instrument design and/or manufacturing, and that shall STRATEC’s indemnity obligation shall not include instrument failures resulting from user error, poor field service, or other causes beyond STRATEC’s direct control.
ARTICLE 10
INDEMNIFICATION AND INSURANCE
10.1 Indemnification
a. Indemnification by STRATEC.
1. STRATEC hereby agrees to defend, indemnify, and hold harmless Gen-Probe and its Affiliates and their officers, directors, employees and agents from all expenses, costs, legal fees, and damages arising out of any claim which results in physical damage to property and/or personal injury (including death) due to any grossly negligent act or omission of STRATEC and, if applicable, its suppliers.
2. To the extent not otherwise provided for and addressed by the Development Agreement, STRATEC hereby agrees to defend, indemnify, and hold harmless Gen-Probe and its Affiliates and their officers, directors, employees and agents from all expenses, costs, legal fees, and damages arising out of any third party claim of patent infringement where the relevant patent was issued prior to completion of development of the Panther Validation Instrument, but the use of the patented technology in the Panther was not disclosed by STRATEC to Gen-Probe. In the event of any third party claim subject to this indemnity obligation, the parties shall meet and confer in good faith and in discuss the claim and potential responses (including implementation of alternative technologies to avoid the claim of infringement). Neither party shall respond to the third party, or take any other legal action beyond the discussions

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between the parties themselves, for a period of ninety days from receipt, in order to facilitate the discussion of potential responses.
3. STRATEC hereby agrees to defend, indemnify, and hold harmless Gen-Probe and its Affiliates from all additional or incremental expenses, costs and damages arising out of or related to the failure of production instruments manufactured by or on behalf of STRATEC to comply with the Reliability Requirements. For the sake of clarity and the avoidance of doubt, the parties agree that STRATEC’s indemnity obligation shall only include instrument and component failures resulting from instrument hardware and software design and/or manufacturing, and that STRATEC’s indemnity obligation shall not include instrument failures resulting from user error, poor field service, or other causes beyond STRATEC’s direct control. “User error” shall not include failures resulting from operator actions to the extent such failures (A) were reasonably foreseeable and (B) could have been reasonably prevented by software or hardware design (in a manner consistent with (i) the Instrument’s intended use and (ii) industry practices in effect prior to STRATEC’s Release for Manufacturing); provided that STRATEC’s indemnity obligation shall not include any such event that occurs only one time. In no event shall STRATEC be liable to indemnify Gen-Probe for any consequential, punitive, exemplary or special damages, including, without limitation, lost profits as a result of deficiencies in instrument reliability. Gen-Probe will comply with the training and service provisions of the Supply Agreement and will provide STRATEC with prompt written notice if Gen-Probe believes that instrument reliability does not meet the Reliability Requirements.
b. Indemnification by Gen-Probe. Gen-Probe hereby agrees to defend, indemnify, and hold harmless STRATEC and its Affiliates and their officers, directors, employees and agents from all expenses, costs, legal fees, and damages arising out of any claim which results in physical damage to property and/or personal injury (including death) due to any grossly negligent act or omission of Gen-Probe and, if applicable, its suppliers.
10.2 Law Suits – Gen-Probe shall promptly notify STRATEC of the commencement of any action, suit or proceeding for which indemnification may be sought, and STRATEC, through

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counsel reasonably satisfactory to Gen-Probe, shall assume the defense thereof; provided, however, that Gen-Probe shall be entitled to participate in any such action, suit or proceeding with counsel of its own choice, but at its own expense. STRATEC shall have the exclusive right to control the action, suit or proceeding and, subject to the foregoing, enter into any settlement with respect thereto.
10.3 Product Liability Insurance – STRATEC agrees to procure and maintain product liability insurance with respect to the Products and contractual liability coverage with minimum limits in each case of an amount of One Million Five Hundred Thousand EURO (EURO 1,500,000) per occurrence and Seven Million Five Hundred Thousand EURO (EURO 7,500,000) in the aggregate per year. STRATEC shall, on or before delivery of the Products, furnish to Gen-Probe a certificate of insurance evidencing the foregoing coverages and limits.
ARTICLE 11
CONFIDENTIAL INFORMATION
11.1 Confidential Information – Prior to the execution of this Agreement STRATEC and Gen-Probe entered into a Confidentiality Agreement dated September 15, 2004 and its latest amendment of July 25, 2006 hereto. The terms of this Confidentiality Agreement and its latest amendment are attached as Exhibit B and hereby incorporated by reference subject to the terms of this Article 11.
11.2 Subcontractors – STRATEC and Gen-Probe shall have the right to disclose Confidential Information on a need to know basis to subcontractors who require knowledge thereof in order to assist Gen-Probe or STRATEC hereunder, provided that such subcontractors execute a confidentiality agreement commensurate with the terms of this Confidentiality Agreement dated September 15, 2004 and its latest amendment of July 25, 2006 hereto.
11.3 Standard of Care – STRATEC and Gen-Probe, respectively, shall use the same level of care in complying with the obligations hereof respecting Confidential Information of the other party as it does with respect to its own Confidential Information of similar nature. STRATEC and Gen-Probe, respectively, represent and warrant that each and every officer, employee, agent and

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subcontractor who will be given access to the other party’s Confidential Information hereunder shall be under contractual obligation not to disclose or use such Confidential Information except as directed by the disclosing party.
11.4 Extension of Obligations – The period of time during which disclosures may be made pursuant to the Confidentiality Agreement dated September 15, 2004 and its latest amendment of July 25, 2006 hereto, is hereby extended for the term of this Agreement. All obligations of confidence and non-use shall extend five (5) years from the termination of this or the Supply Agreement.
11.5 Exceptions to Confidentiality – Nothing in this Article 11 shall be construed to impose a confidentiality obligation on the Receiving Party in connection with any information to the extent such information is (i) at the time of disclosure already known to the Receiving Party (as established by such party’s prior written records); (ii) at the time of disclosure or subsequently becomes part of the public domain through no fault, act or omission of the Receiving Party; (iii) subsequently disclosed to the Receiving Party by a third party whose receipt and disclosure of such information does not constitute a violation of any confidentiality obligation; (iv) independently developed by or for the Receiving Party by individuals having no access to or knowledge of the confidential information received; or (v) required to be disclosed by law or governmental regulation.
11.6 Ownership of Information – Except as otherwise permitted under this Agreement, upon request by the Disclosing Party after expiration or termination of this Agreement, the Receiving Party shall either return all of such Disclosing Party’s Confidential Information (including all copies thereof) received or prepared by it or destroy the same; provided, however, that counsel for the Receiving Party may keep one copy of the Confidential Information for purposes of ascertaining the Receiving Party’s obligations under this Article 11.

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ARTICLE 12
TERM AND TERMINATION
12.1 Term – This Agreement will commence on the Effective Date and continue throughout the Term, unless terminated earlier as provided in this Article 12. Thereafter, this Agreement shall be automatically renewed for successive periods of two (2) years until terminated by either party on written notice given at least six (6) months prior to the scheduled expiration date. If either party gives such notice of non-renewal and Gen-Probe has purchased at least [***] Production Instruments during the Term of the Agreement, STRATEC shall reasonably cooperate in transferring production to another manufacturer and shall provide all assistance reasonably necessary in connection therewith, including the delivery of documentation and materials reasonably necessary to permit continued manufacturing.
12.2 Termination for Material Breach – Either party may terminate this Agreement at any time for material breach of any of the substantial provisions of this Agreement or the Development Agreement by the other party upon sixty (60) days written notice to such other party; provided, that, during such sixty day notice period the default is not cured to the reasonable satisfaction of the non-defaulting party. A second attempt by the breaching party to cure such breach is allowed, provided, however, that the duration of such second attempt shall not exceed twenty (20) business days. Otherwise if such breach or default is not cured within this total time this Agreement could be terminated.
12.3 Termination in the Event of Insolvency – Either party may terminate this Agreement immediately, upon written notice thereof to the other party, if such other party has entered into or committed any act of liquidation, bankruptcy, insolvency, receivership or assignment for the benefit of creditors, to the extent such act is permitted by law.
12.4 Completion of Development Agreement — All obligations and liabilities under this Agreement are expressly conditioned on the successful completion of the Development Agreement and Gen-Probe’s validation of the Instrument in accordance with the PRD. Any termination of the Development Agreement in accordance with its terms shall also automatically terminate this Supply Agreement, without liability to the terminating party except as set forth in the Development Agreement.
***Confidential Treatment Requested

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12.5 Termination by STRATEC – In the event of termination of this Agreement by STRATEC pursuant to Section 12.2 or Section 12.3 Gen-Probe shall pay STRATEC for dedicated inventory not previously purchased by Gen-Probe, Product already shipped and in transit, accumulated damages incurred by STRATEC in connection with the cancellation of existing supply agreements concluded with STRATEC’s vendors, plus any dedicated manufacturing costs incurred (including work in progress and the unamortized portion of dedicated test equipment, dedicated tools and dedicated fixtures, provided that the purchase of any claimed dedicated item shall have been approved in writing by Gen-Probe).
12.6 Termination by Gen-Probe – In the event of termination of this Agreement by Gen-Probe pursuant to Section 12.2 or Section 12.3, then Gen-Probe shall have the right to continue the manufacture of the Panther, and/or have the Panther manufactured by a third party. Upon request by Gen-Probe and payment by Gen-Probe of all amounts due, STRATEC shall deliver to Gen-Probe documentation and materials reasonably necessary to permit Gen-Probe to continue uninterrupted manufacturing, including parts, work-in-progress, and specialty tooling paid for by Gen-Probe.
12.7 Obligations Upon Termination – The expiration or earlier termination of this Agreement for any reason shall not release either party from any liability, obligation or agreement which has already accrued nor shall it be deemed to prejudice or limit any right or remedy of either party which may arise in connection with such termination.
ARTICLE 13
MISCELLANEOUS
13.1 Interpretation – In this Agreement, unless a clear contrary intention appears:
(i) the singular number includes the plural number and vice versa;
(ii) reference to any person or entity includes such person’s or entity’s successors and assigns;

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(iii) reference to any law, rule, regulation, order, decree, requirement, policy, guideline, directive or interpretation means, unless specified otherwise, as amended, modified, codified, replaced or re-enacted, in whole or in part, and in effect on the determination date, including rules and regulations promulgated thereunder;

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(iv) “hereunder”, “hereof”, “hereto”, “herein” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular article, section or other provision hereof; and
(v) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term.
13.2 Future Acts – Each party agrees to execute and deliver all such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the intent and purposes of this Agreement.
13.3 Independent Contractors – The Parties are, act, and shall act at all times as independent contractors in carrying out their respective obligations under this Agreement and nothing contained herein shall be construed, deemed or interpreted otherwise. In performing hereunder, neither Party is an agent, employee, employer, joint venturer or partner of the other Party. Neither Party shall enter into or incur, or hold itself out to any third party as having the authority to enter into or incur, on behalf of the other Party, any contractual expenses, liabilities or obligations whatsoever.
13.4 Limitation of Liability – In no event shall either Party to this agreement be liable to the other for any consequential, punitive, exemplary or special damages, including, without limitation, lost profits, however caused and on any theory of liability arising out of this agreement. In the event that Gen-Probe fails to purchase the Minimum Annual Purchase Commitment, in accordance with Section 2.1, during any year in which such Commitment applies (other than the final year of production) Gen-Probe shall pay STRATEC [***] for each instrument it fails to purchase. Any such payments shall not be creditable against the Minimum Annual Purchase Commitment in subsequent years, but shall be credible against the Minimum Aggregate Purchase Commitment. In the event that Gen-Probe fails to purchase the Minimum Aggregate Purchase Commitment of eight hundred (800) Production Instruments during the initial Term of this Agreement, in accordance with Section 2.1, Gen-Probe shall pay STRATEC [***] for each instrument it fails to purchase, less an amount equal to the payments made by Gen-Probe pursuant to the immediately preceding sentence (concerning the Minimum
***Confidential Treatment Requested

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Annual Purchase Commitment). Except as expressly set forth in this section, Gen-Probe shall not have any other liability whatsoever to STRATEC in connection with the Minimum Annual Purchase Commitment or the Minimum Aggregate Purchase Commitment.
13.5 Arbitration – Any controversy or disputes or claims arising between the Parties in connection with this Agreement which cannot be settled in an amicable way shall be finally settled under the arbitration rules of the International Chamber of Commerce at London, United Kingdom by one or more arbitrators appointed in accordance with the said rules. Under no circumstances shall any arbitration award include any punitive or exemplary damages or any injunctive relief nor shall the arbitrator(s) have the authority to ignore or vary the terms of this Agreement. Any award or decision made in such arbitration shall be final and binding upon the Parties and enforceable in a court of competent jurisdiction.
13.6 Publication – Unless otherwise agreed to in writing or as necessary to comply with a valid legal order of a court of law or agency of competent jurisdiction, neither Party shall disclose the existence of this Agreement or the contents thereof to the public or any third parties without the prior written consent of the other Party. However, either Party shall have the right to disclose information, including, if applicable, the Agreement or the contents thereof, only as necessary to meet its legal obligations. Unless required by law, the Parties hereto shall use their best effort to reach agreement on the contents and the scheduling of the public disclosure of any such information. If either party is required by law or regulation to disclose this Agreement or any of its terms, such party shall consult with the other party, and give due consideration to such party’s comments regarding which terms the disclosing party may make the subject of a confidential treatment request. STRATEC shall not refer to this Agreement or the Panther Instrument in marketing materials without Gen-Probe’s prior written consent, which shall not be unreasonably withheld.
13.7 Assignments, Succession and Waivers – Except where the assignee is a successor in business or an Affiliate, this Agreement or any part thereof shall not be assignable, and any attempted assignment shall be null and void, without first obtaining the express written consent of the other party, provided, however, that either party may assign this Agreement to an Affiliate or to a purchaser of substantially all of the assets of the business to which this

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Agreement relates without the prior consent of the other party. This Agreement shall be binding upon and shall inure to the benefit of the Parties, their successors and permitted assignees. No express waiver or any prior breach of this Agreement shall constitute a waiver of any subsequent breach hereof and no waiver shall be implied.
13.8 Unforeseen Circumstances – Neither party shall be liable in damages for, nor shall this Agreement be terminable or cancelable by reason of, any delay or default in such party’s performance hereunder if such default or delay is caused by events beyond such party’s reasonable control including, but not limited to, acts of God, acts of terrorism or other attacks launched as acts of war against the United States, Germany or Switzerland or any other relevant country regulation or law or other action of any government or agency thereof, insurrection, civil commotion, destruction of production facilities or materials by earthquake, fire, flood or storm, labor disturbances, or epidemic. Each party agrees to use its best efforts to resume its performance hereunder if such performance is delayed or interrupted by reason of such forces majeure as listed above.
13.9 Severability – If any provision of this Agreement is held unenforceable or in conflict with the law of any jurisdiction, it is the intention of the Parties that the validity and enforceability of the remaining provisions hereof shall not be affected by such holding.
13.10 Headings – All article and paragraph captions or titles are intended only for reference purposes and are without contractual significance or effect.
13.11 Certificate of Conformity – Certificates of Conformity and/or Certificates of Marketability shall be provided by STRATEC at no additional cost to Gen-Probe for a maximum of five countries. Costs for any such certificates for further countries shall be borne by Gen-Probe.
13.12 Tools and Fixtures – Beyond the scope of the tools, fixtures and control systems commonly used by STRATEC, tools and fixtures solely designated for the manufacturing of Products as designed during the term of the Development Agreement and to be used throughout the term of the present Agreement shall be designed, manufactured and maintained

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by STRATEC in accordance with the agreed Change Control procedure. The costs for manufacturing and maintenance of such tools and fixtures shall be borne by Gen-Probe. All such tools and fixtures shall remain Gen-Probe’s Property.
13.13 Legal Counsel – Each party is a sophisticated business entity which has involved legal counsel of its own choosing in the drafting, negotiating and concluding of this Agreement and any presumption in statutory or common law against the drafter of any particular provision herein, or against the drafter of this Agreement as a whole, shall be of no effect whatsoever and each party covenants to, and shall, refrain from asserting or relying upon any such presumption.
13.14 Governing Law – This Agreement shall be governed by and construed in accordance with the laws of the state of California, USA. In the event of the promulgation of any state or federal regulation or law governing the conduct of the services to be performed hereunder, both Parties shall comply with all such regulations and laws.
13.15 Notices – Any notice required or permitted by this Agreement shall be in writing. Notice to a party shall be deemed to have been given if and when delivered by either party to the other in person or if and when mailed by registered or certified mail to the address shown below, or at such other address as each party instead may from time to time designate in writing to the other party.

If to Gen-Probe:	Gen-Probe Incorporated
10210 Genetic Center Drive
San Diego, California 92121
USA
Attention: Chief Executive Officer
Copy to: General Counsel

If to STRATEC:	STRATEC Biomedical Systems AG
Gewerbestrasse 37
D-75217 Birkenfeld
Germany
Attention: Vorstand / Board of Management
Copy to: Rechtsabteilung / Law and Patents

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13.16 Modification – No amendment or modification hereof shall be binding, enforceable, valid or of any effect whatsoever unless made in a writing signed by both parties hereto.
13.17 Language – English shall be the official language of this Agreement and all notices and other amendments related hereto. Translations of this Agreement into other languages shall not be deemed binding on the parties.
13.18 Survival – The rights and obligations of the parties that have accrued as of the expiration or earlier termination of this Agreement under Section 8.5 and Articles 6, 9, 10, 11, and 13 (and under any other provision of this Agreement which by its nature or context is intended or required to survive the expiration or earlier termination of this Agreement) shall survive the expiration or termination of this Agreement in full force and effect.
13.19 Rights Cumulative – The rights, remedies, and powers of each of the parties contained in this Agreement are cumulative and not exclusive of any rights, remedies or powers provided to the parties by law or in equity.
13.20 Entire Agreement – This Agreement and the Development Agreement contain the entire understanding of the parties with respect to the subject matter of each agreement and supersede all prior or contemporaneous oral or written agreements, communications or discussions on the same subjects. For the avoidance of doubt, the Development Agreement is not superseded by this Agreement and remains in full force and effect. This Agreement and the Development Agreement shall be read and interpreted together. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

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13.21 Counterparts – This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same legal instrument.
     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement:

Gen-Probe Incorporated		STRATEC Biomedical Systems AG

By	/s/ Henry L. Nordhoff	By	/s/ Hermann Leistner

	Henry L. Nordhoff		Hermann Leistner
President & CEO		Chairman, Board of Management

Date: 22 November 2006		Date: 22 November 2006

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